Exhibit 4.3.2
U.S. $75,000,000
REVOLVING CREDIT AGREEMENT
Dated as of April 23, 1998
Among
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
as Borrower
THE BANKS NAMED HEREIN
as Banks
and
THE CHASE MANHATTAN BANK
as Administrative Agent


	REVOLVING CREDIT AGREEMENT

	Dated as of April 23, 1998


This REVOLVING CREDIT AGREEMENT (this "Agreement") is made by and among:

(i)	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, a corporation duly organized and validly existing under the laws of the State of New Hampshire (the "Borrower"),

(ii)	CHASE SECURITIES, INC. ("CSI"), as Arranger for the Lenders hereunder,

(iii)	THE CHASE MANHATTAN BANK ("Chase"), as Administrative Agent and
Documentation Agent for the Lenders hereunder, and

(iv)	the financial institutions (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto.

The parties hereto agree as follows:

	ARTICLE I

Definitions and Accounting Terms

Section I.1	Certain Defined Terms.  As used in this Agreement, the
following terms have the meanings specified below (such meanings to be applicable to the singular and plural forms of the terms defined):

"Advance" means an advance by a Lender to the Borrower pursuant to Section
3.1 hereof and refers to a Eurodollar Rate Advance or a Base Rate Advance (each of which shall be a "Type" of Advance). For purposes of this Agreement, all Advances of a Lender (or portions thereof) of the same Type and Interest Period made on the same day shall be deemed to be a single Advance by such Lender until repaid.

"Administrative Agent" means Chase or any successor thereto as provided herein.

"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is, directly or indirectly, under common control with such Person. A Person shall be deemed to control another if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement for Capacity Transfer" means the Agreement for Capacity Transfer, dated as of December 1, 1989, between The Connecticut Light and Power Company and the Borrower as amended by the First Amendment to Agreement for Capacity Transfer, dated as of May 1, 1992, which provides for capacity transfers from the Borrower to The Connecticut Light and Power Company.

"Alternate Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the greater of:

(a)	the Prime Rate in effect on such day; and

(b)	the Federal Funds Rate in effect on such day plus 1/2 of 1% per annum.

For purposes hereof, the term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

"Applicable Lending Office" means, with respect to each Lender:

(i)	(A) such Lender's "Eurodollar Lending Office" in the case of a
Eurodollar Rate Advance, or (B) such Lender's "Domestic Lending Office" in the case of a Base Rate Advance, in each case as specified opposite such Lender's name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender; or

(ii)	in each case, such other office or affiliate of such Lender as such
Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

"Applicable Margin" means, for any day for any outstanding Advance, (i) 2.25% for each Eurodollar Rate Advance and (ii) 1.25% for each Base Rate Advance.

"Applicable Rate" means:

(ii)	in the case of each Eurodollar Rate Advance comprising part of the same
Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period; and

(iii)	in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time;

"Available Commitment" means, for each Lender, the unused portion of such Lender's Commitment (which shall be equal to the excess, if any, of such Lender's Commitment over such Lender's Advances outstanding). "Available Commitments" shall refer to the aggregate of the Lenders' Available Commitments hereunder.

"Barclays" means Barclays Bank PLC, New York Branch, in its capacity as issuing bank and agent under the Series D Reimbursement Agreement.

"Base Rate Advance" means an Advance in respect of which the Borrower has selected in accordance with Article III hereof, or this Agreement provides for, interest to be computed on the basis of the Alternate Base Rate.

"Bond Conversion" means the conversion of the $119.8 million Pollution Control Revenue Bonds to an unsupported fixed rate mode with a final maturity of May 1, 2021.

"Borrowing" means a borrowing consisting of Advances of the same Type and Interest Period made on the same day by the Lenders, ratably in accordance with their respective Commitments. A Borrowing may be referred to herein as being a "Type" of Borrowing, corresponding to the Type of Advances comprising such Borrowing. For purposes of this Agreement, all Advances of the same Type and Interest Period made on the same day shall hereunder be deemed a single Borrowing until repaid.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City and which is not a day listed on
Schedule II hereto and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

"Closing" means the fulfillment of each of the conditions precedent enumerated in Section 5.1 hereof to the satisfaction of the Lenders, the Administrative Agent and the Borrower. All transactions contemplated by the Closing shall take place on or prior to April 23, 1998, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 12:01 a.m. (New York time), or such other place and time as the parties hereto may mutually agree (the "Closing Date").

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means all of the Collateral FMB and the Security Agreement Collateral.

"Collateral Agent" means Chase in its capacity as collateral agent, or any successor thereto, as provided in the Intercreditor Agreement.

"Collateral FMB" means that certain First Mortgage Bond, Series H, issued by the Borrower on the date hereof pursuant to the Eleventh Supplemental Indenture to the First Mortgage Indenture to the Collateral Agent for the benefit of the Lenders, in substantially the form of Exhibit 1.1D attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

"Commitment" means, for each Lender, the aggregate amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.7(c), in each such case as such amount may be reduced from time to time pursuant to
Section 2.3 hereof. "Commitments" shall refer to the aggregate of the Lenders' Commitments hereunder.

"Commitment Fee Rate" means, for any date, 0.50% per annum on each Lender's Available Commitment.

"Common Equity" means, at any date, an amount equal to the sum of: (i) the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock of the Borrower and (ii) the surplus, paid-in, earned and other, if any, of the Borrower.

"Confidential Information" has the meaning assigned to that term in Section
10.8.

"Debt" means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases (but excluding the Unit Contract), (v) obligations (contingent or otherwise) of such Person under reimbursement or similar agreements with respect to the issuance of letters of credit, (vi) net obligations (contingent or otherwise) of such Person under interest rate swap, "cap," "collar" or other hedging agreements, (vii) obligations of such person to pay rent or other amounts under leases entered into in connection with sale and leaseback transactions involving assets of such Person being sold in connection therewith, (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii), above, and (ix) liabilities in respect of unfunded vested benefits under ERISA Plans.

"Debt Limit" means the limitation on the incurrence of short-term debt applicable to the Borrower in effect from time to time either in accordance with applicable law or a waiver thereof granted by competent governmental authority, including without limitation, the New Hampshire Public Utilities Commission.

"Default" means the event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Disclosure Documents" means the Information Memorandum, the Borrower's 1997 Annual Report, the Borrower's Annual Report on Form 10-K for the year ended December 31, 1997, and any Current Report on Form 8-K of the Borrower, filed by the Borrower with the Securities and Exchange Commission after December 31, 1997, and any Current Report on Form 8-K of NU which has been furnished to the Banks prior to the execution and delivery of this Agreement.

"Documentation Agent" means Chase or any successor thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under
Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

"ERISA Multiemployer Plan" means a "multiemployer plan" subject to Title IV of ERISA.

"ERISA Plan" means an employee benefit plan (other than an ERISA
Multiemployer Plan) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

"ERISA Event" means: (i) a "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived) with respect to an ERISA Plan or an ERISA Multi-employer Plan, or (ii) the existence with respect to any ERISA plan of an "accumulated funding deficiency" (as defined in Section 412(d) of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to
Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (v) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or an ERISA Multiemployer Plan under Section 4041 of ERISA or to appoint a trustee to administer any ERISA Plan or ERISA Multiemployer Plan; (vi) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any ERISA Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of liability due to any withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multiemployer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or a determination that an ERISA Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (vii) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multiemployer Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Rate" means, for each Interest Period and each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount of $1,000,000 and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks, two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.5(d) and 4.3(g).

"Eurodollar Rate Advance" means an Advance in respect of which the Borrower has selected in accordance with Article III hereof, and this Agreement provides for, interest to be computed on the basis of the Eurodollar Rate.

"Eurodollar Reserve Percentage" of any Lender for each Interest Period and each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
"Event of Default" has the meaning specified in Section 8.1.

"Existing Collateral Agency Agreement" means the Amended and Restated Collateral Agency Agreement, dated as of April 1, 1996, between the Borrower and Chase, as Collateral Agent and the Administrative Agent.

"Existing Revolving Credit Agreement" means the Amended and Restated Revolving Credit Agreement, dated as of April 1, 1996, among the Borrower, Chase, as Administrative Agent, and the lenders from time to time party thereto, as the same may have been amended or supple-mented.

"Facility" means the facility made available to the Borrower by each of the Lenders under Sections 2.1(a) and 3.1 to request, prepay and repay Advances in connection with each Lender's Commitment.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the Fee Letter, dated as of February 25, 1998, among the Borrower, Chase and CSI.

"Final Plan" means the "Final Plan" implementing Chapter 374-F of the Revised Statutes Annotated of New Hampshire, adopted by the NHPUC on February 28, 1997, and any successor plan or proposal.

"First Mortgage Indenture" means the General and Refunding Mortgage Indenture, between the Borrower and New England Merchants National Bank, as trustee and to which First Union National Bank, is successor trustee, dated as of August 15, 1978, as amended and supplemented through the date hereof, as the same may hereafter be amended, supplemented or modified from time to time including pursuant to the Supplemental Indenture.

"Funding Suspension" has the meaning assigned to that term in the Intercreditor Agreement.

"Governmental Approval" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body, required in connection with any of (i) the execution, delivery or performance of the Rate Agreement, any Loan Document or any Significant Contract, (ii) the grant and perfection of any security interest, lien or mortgage contemplated by the Security Documents, (iii) the nature of the Borrower's business as conducted or the nature of the property owned or leased by it or (iv) any NUG Settlement. For purposes of this Agreement, Chapter 362-C of the Revised Statutes Annotated of New Hampshire, as in effect on the date hereof, shall be deemed to be a Governmental Approval.

"Hazardous Substance" means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States of America or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

"Indemnified Person" has the meaning assigned to that term in Section 10.4(b) hereof.

"Indenture Assets" means any fixed assets of the Borrower (including related Governmental Approvals and regulatory assets, but excluding Seabrook) which from time to time are subject to the first-priority lien under the First Mortgage Indenture.

"Information Memorandum" means the Confidential Information Memorandum, dated February 1998, regarding the Borrower, as distributed to the Administrative Agent and the Lenders, including all schedules, attachments and supplements, if any, thereto.

"Intercreditor Agreement" means the Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among Chase, in its capacities as Administrative Agent and Collateral Agent, and Barclays and Swiss Bank, each acting in its capacity as agent of the Other Credit Documents.

"Interest Expense" means, for any period, the aggregate amount of any interest on Debt (including long-term and short-term Debt).

"Interest Period" has the meaning assigned to that term in Section 3.5(a).

"Lender Assignment" means an assignment and agreement entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit 10.7 hereto.

"Lenders" means the financial institutions listed on the signature pages hereof, and each assignee that shall become a party hereto pursuant to
Section 10.7.

"Lien" has the meaning assigned to that term in Section 7.2(a) hereof.

"Loan Documents" means this Agreement, the Notes and the Security Documents (as each may be amended, supplemented or otherwise modified from time to time).

"Major Electric Generating Plants" means the following generating stations of the Borrower: the Merrimack generating station located in Bow, New Hampshire; the Newington generating station located in Newington, New Hampshire; the Schiller generating station located in Portsmouth, New Hampshire; the White Lake combustion turbine located in Tamworth, New Hampshire; the Millstone Unit No. 3 generating station located in Waterford, Connecticut, and the Wyman Unit No. 4 generating station located in Yarmouth, Maine.

"Majority Lenders" means, on any date of determination, Lenders who, collectively, on such date (i) hold at least 66-2/3% of the then aggregate unpaid principal amount of Advances owing to the Lenders and (ii) have Percentages in the aggregate of at least 66-2/3% (whether such Commitments are used or unused). Determination of those Lenders satisfying the criteria specified above for action by the Majority Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

"Moody's" means Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and assigns.

"NAEC" means North Atlantic Energy Corporation, a wholly owned subsidiary of NU.

"NHPUC" means the New Hampshire Public Utilities Commission.

"Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 1.1A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

"Notice of Borrowing" has the meaning assigned to that term in Section 3.1 hereof.

"NU" means Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts.

"NUG Settlement" means any buy-out, buy-down or other transaction, or any other arrangement or agreement, entered into or proposed to be entered into by the Borrower to terminate or reduce, or to resolve a dispute concerning, an obligation of the Borrower to purchase power and/or capacity from a non-utility generator.

"NUSCO" means Northeast Utilities Service Company, a Connecticut corporation and a wholly owned subsidiary of NU.

"Obligations" shall mean all obligations of every nature of the Borrower from time to time owed to the Administrative Agent and the Lenders, or any of them, under the Loan Documents.

"Operating Income" means, for any period, the Borrower's operating income for such period, adjusted as follows:

(ii)	increased by the amount of income taxes (including New Hampshire
Business Profits Tax and other comparable taxes) paid by the Borrower during such period, if and to the extent they are deducted in the computation of the Borrower's operating income for such period; and

(iii)	increased by the amount of any depreciation deducted by the
Borrower during such period; and

(iv)	increased by the amount of any amortization of acquisition adjustment deducted by the Borrower during such period; and

(v)	decreased by the amount of any capital expenditures paid by the Borrower during such period.

"Other Credit Agreements" means each of the Series D Reimbursement Agreement and the Series E Reimbursement Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

"Percentage" means, in respect of any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day by the total aggregate amount of the Commitments on such day, and multiplying the quotient so obtained by 100%.

"Permitted Investments" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition by such Person; (ii) time deposits and certificates of deposit, with maturities of not more than six (6) months from the date of acquisition by such Person, of any international commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and having a rating on its commercial paper of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's; (iii) commercial paper issued by any Person, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and matures not more than six (6) months after the date of acquisition by such Person; (iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) and (ii) above and (v) United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 if effect in the United States, that invest primarily in direct obligations issued by the United States Treasury and repurchase obligations backed by those obligations, and rated in the highest category by S&P and Moody's.
"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Preferred Stock" means 5,000,000 shares of the Borrower's Series A Preferred Stock (par value $25 per share).

"PSNH Mortgage" means the Mortgage, Assignment, Security Agreement and Financing Statement, dated as of May 1, 1991, by the Borrower to The Chase Manhattan Bank (as successor to Chemical Bank and Bankers Trust Company), as amended.

"Rate Agreement" means the Agreement dated as of November 22, 1989, as amended by the First Amendment to Rate Agreement dated as of December 5, 1989, the Second Amendment to Rate Agreement dated as of December 12, 1989, the Third Amendment to Rate Agreement dated as of December 28, 1993, the Fourth Amendment to Rate Agreement dated as of September 21, 1994 and the Fifth Amendment to Rate Agreement dated as of September 9, 1994, among NUSCO, the Governor and Attorney General of the State of New Hampshire and adopted by the Borrower as of July 10, 1990 (excluding the Unit Contract appended as Exhibit A thereto subsequent to the effectiveness of such contract).

"Rate Proceeding" means all regulatory proceedings relating to the Borrower and resulting from the NHPUC's adoption of the Final Plan, together with the Federal litigation commenced by the Borrower and certain of its Affiliates in response thereto.

"Recipient" has the meaning assigned to that term in Section 10.8 hereof.

"Reference Banks" means Chase, Citibank, N.A. and Bank of America National Trust and Savings Association.

"Register" has the meaning specified in Section 10.7(c).

"S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill Companies Inc., its successors and assigns.

"Seabrook" means the nuclear-fueled steam-electric generating plant located in Seabrook, New Hampshire, and the real property interests and other fixed assets of such plant.

"Secured Party" has the meaning assigned to that term in the Inter-creditor Agreement.

"Security Agreement" means the Assignment and Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent.

"Security Agreement Collateral" means the "Collateral" as defined in the Security Agreement.

"Security Documents" means the Collateral FMB, the Security Agreement, the First Mortgage Indenture, the Supplemental Indenture and the Intercreditor Agreement (as the same may be amended, supplemented or otherwise modified from time to time).

"Series D Reimbursement Agreement" means (a) the Second Series D Letter of Credit and Reimbursement Agreement, dated as of May 1, 1995, among the Borrower, Barclays and the banks parties thereto from time to time and named therein relating to the Business Finance Authority (formerly the Industrial Development Authority) of the State of New Hampshire Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project - 1991 Taxable Series D) and Pollution Control Revenue Refunding Bonds (Public Service Company of New Hampshire Project - 1992 Tax-Exempt Series D), as amended by the Series D Reimbursement Agreement Amendment and as the same may from time to time be further amended, modified or supplemented and (b) any reimbursement agreement or similar agreement relating to a substitute credit facility applicable to such bonds.

"Series D Reimbursement Agreement Amendment" means the First Amendment, dated as of April 23, 1998, to the Series D Reimbursement Agreement.

"Series E Reimbursement Agreement" means (a) the Second Series E Letter of Credit and Reimbursement Agreement, dated as of May 1, 1995, among the Borrower, Swiss Bank and the banks parties thereto from time to time and named therein relating to the Business Finance Authority (formerly the Industrial Development Authority) of the State of New Hampshire Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project - 1991 Taxable Series E) and Pollution Control Revenue Refunding Bonds (Public Service Company of New Hampshire Project - 1993 Tax-Exempt Series E), as amended by the Series E Reimbursement Agreement Amendment and as the same may from time to time be further amended, modified or supplemented and (b) any reimbursement agreement or similar agreement relating to a substitute credit facility applicable to such bonds.

"Series E Reimbursement Agreement Amendment" means the First Amendment, dated as of April 23, 1998, to the Series E Reimbursement Agreement.

"Sharing Agreement" means the Sharing Agreement, dated as of June 1, 1992, among The Connecticut Light and Power Company, Western Massachusetts Electric Company, Holyoke Water Power Company, Holyoke Power and Electric Company, the Borrower and NUSCO.

"Significant Contracts" means the following contracts, in each case as the same may be amended, modified or supplemented from time to time in accordance with this Agreement:

(ii)	the Agreement for Capacity Transfer;

(iii)	the Sharing Agreement;

(iv)	the Tax Allocation Agreement; and

(v)	the Unit Contract.

"Supplemental Indenture" means the Eleventh Supplemental Indenture dated as of April 23, 1998 to the First Mortgage Indenture.

"Swiss Bank" means Swiss Bank Corporation, New York Branch, in its capacity as issuing bank and agent under the Series E Reimbursement Agreement.

"Tax Allocation Agreement" means the Tax Allocation Agreement dated as of January 1, 1990 among NU and the members of the consolidated group of which NU is the common parent, including, without limitation, the Borrower.

"Termination Date" means the earlier to occur of (i) April 22, 1999, (ii) April 30, 1998, if the Closing Date shall not have occurred on or prior to such date, (iii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.3 or 8.2 or (iv) the date of acceleration of all amounts payable hereunder and under the Notes pursuant to Section 8.2.

"Total Capitalization" means, as of any day, the aggregate of all amounts that would, in accordance with generally accepted accounting principals applied on a basis consistent with the standards referred to in Section 1.3 hereof, appear on the balance sheet of the Borrower as of such day as the sum of (i) the principal amount of all long-term Debt of the Borrower on such day, (ii) the par value of, or stated capital represented by, the outstanding shares of the all classes of common and preferred shares of the Borrower on such day, (iii) the surplus of the Borrower, paid-in, earned and other, if any, on such day and (iv) the unpaid principal amount of all short-term Debt of the Borrower on such day.

"Transaction Documents" means the Loan Documents, the Other Credit Agreements and the other documents to be delivered to the Administrative Agent by or on behalf of the Borrower in connection with the Closing.

"Type" has the meaning assigned to such term (i) in the definition of "Advance" when used in the such context and (ii) in the definition of "Borrowing" when used in such context.

"Unit Contract" means the Unit Contract, dated as of June 5, 1992, between the Borrower and NAEC.

Section I.2	Computation of Time Periods.  In the computation of periods of time under this Agreement any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

Section I.3	Accounting Terms.  All accounting terms not specifically
defined herein shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with the application employed in the preparation of the financial projections referred to in
Section 5.1 hereof.

Section I.4	Computations of Outstandings.  Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of the aggregate principal amount of all Advances outstanding on such date in each case after giving effect to all Advances to be made on such date and the application of the proceeds thereof.


	ARTICLE II

Commitments

Section II.1	The Commitments.  (a) Each Lender severally agrees, on the
terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate outstanding amount not to exceed on any day such Lender's Available Commitment (after giving effect to all Advances to be made on such day and the application of the proceeds thereof). Within the limits of each Lender's Available Commitment, the Borrower may request Advances hereunder, repay or prepay Advances and utilize the resulting increase in the Available Commitments for further Advances in accordance with the terms hereof, including, without limitation, the conditions set forth in Section 5.2.

(b)	In no event shall the Borrower be entitled to request or receive any
Advance under subsection (a) that would cause the total principal amount advanced pursuant thereto to exceed the Available Commitment. In no event shall the Borrower be entitled to request or receive any Advance that would cause the total principal amount outstanding hereunder to exceed the Commitments.

Section II.2	Fees.  (a) The Borrower agrees to pay to the Administrative
Agent for the account of each Lender a commitment fee on the amount of such Lender's Available Commitment at the Commitment Fee Rate, effective as of the Closing Date, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date, payable quarterly in arrears on the last day of each March, June, September and December, commencing the first such date following the Closing Date, with final payment payable on the Termination Date.

(b)	The Borrower agrees to pay to the Administrative Agent and to CSI or
Chase the fees specified in the Fee Letter, together with such other fees as may be separately agreed to between the Borrower and the Administrative Agent.

Section II.3	Reduction of the Commitments.  (a) The Borrower may, upon at least five Business Days' notice to the Administrative Agent, terminate in whole or reduce ratably in part the Available Commitments of the respective Lenders; provided (i) that any such partial reduction shall be in the aggregate amount of $10,000,000 or integral multiple of $1,000,000 in excess thereof, (ii) that in no event shall the aggregate Commitments be reduced hereunder to an amount less than the principal amount outstanding hereunder and (iii) that in no event shall the Commitments be reduced to an amount less than the aggregate principal amount of Advances then outstanding.

(b)	If the Closing Date does not occur on or prior to April 30, 1998, the
Commitments of each Lender shall automatically terminate.


	ARTICLE III

Advances

Section III.1	Advances.  Each Borrowing shall consist of Advances of the
same Type and Interest Period made on the same Business Day by the Lenders ratably according to their respective Commitments. The Borrower may request that more than one borrowing be made on the same day. Each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) (i) in the case of Eurodollar Rate Advances, on the third Business Day prior to the date of the proposed Borrowing and (ii) in the case of Base Rate Advances, one Business Day prior to the date of the proposed Borrowing, by the Borrower to the Administrative Agent, who shall give to each Lender prompt notice thereof on the same day such notice is received. Each such notice of a Borrowing (a "Notice of Borrowing") shall be in substantially the form of Exhibit 3.1A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing and (iii) Interest Period for each such Advance. Each proposed Borrowing shall be subject to the provisions of Sections 3.2, 4.3 and Article V hereof.

Section III.2	Terms Relating to the Making of Advances.  (a) Notwithstanding
anything in Section 3.1 above to the contrary:

(i)	 at no time shall more than ten different Borrowings be outstanding hereunder;

(ii)	each Borrowing hereunder shall be in an aggregate principal amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or such lesser amount as shall be equal to the total amount of the Available Commitments for Advances on such date after giving effect to all other Borrowings to be made on such date; and

(iii)	each Borrowing hereunder which is to be comprised of Eurodollar
Rate Advances shall be in an aggregate principal amount of not less than $10,000,000.

(b)	Each Notice of Borrowing shall be irrevocable and binding on the
Borrower.

Section III.3	Making of Advances.  (a) Each Lender shall, before 12:00 noon
(New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's address referred to in Section 10.2, in same day funds, such Lender's portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent aforesaid address.

(b)	Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that the Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 3.3, and the Administrative
Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any such Lender (a "non-performing Lender") shall not have so made such ratable portion available to the Administrative Agent, the non-performing Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

(c)	The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section III.4	Repayment of Advances. The Borrower shall repay the principal amount of each Advance on the last day of the Interest Period for such Advance, which last day shall be the maturity date for such Advance.

Section III.5	Interest.  (a) Interest Periods.  The period commencing on the date of each Advance and ending on the last day of the period selected by the Borrower with respect to such Advance pursuant to the provisions of this
Section 3.5 is referred to herein as an Interest Period (the "Interest Period"). The duration of each Interest Period shall be (i) in the case of any Eurodollar Rate Advance 1, 2 or 3 months, and (ii) in the case of any Base Rate Advance, 90 days following the date on which such Advance was made; provided, however, that no Interest Period may be selected by the Borrower if such Interest Period would end after the Termination Date.

(b)	Interest Rates.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this subsection (b)), payable as follows:

(i)	Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of the Interest Period therefor; provided that if an Event of Default shall have occurred and is continuing, any principal amounts outstanding shall bear interest during such period, payable on demand, at a rate per annum equal at all times to (A) for the remaining term, if any, of the Interest Period for such Advance, 2% per annum above the Applicable Rate for such Advance for such Interest Period, and (B) thereafter, 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

(ii)	Base Rate Advances.  If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly on the last day of each March, June, September and December and on the date such Base Rate Advance shall be paid in full; provided that if an Event of Default shall have occurred and is continuing, any principal amounts outstanding shall bear interest during such period, payable on demand, at a rate per annum equal at all times to 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

(c)	Other Amounts.  If an Event of Default shall have occurred and is continuing, any other amounts payable hereunder during such time shall (to the fullest extent permitted by law) bear interest at a rate per annum equal at all times to 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances, payable on demand.

(d)	Interest Rate Determinations.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the Applicable Rate determined from time to time by the Administrative Agent for each Advance. Each Reference Bank agrees to furnish to the Administra-tive Agent timely information for the purpose of determining the Eurodollar Rate for any Interest Period. If any one Reference Bank shall not furnish such timely information, the Administrative Agent shall determine such interest rate on the basis of the timely information furnished by the other two Reference Banks.


	ARTICLE IV

Payments

Section IV.1	Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the other Loan Documents not later than 12:00 noon (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Section 10.2 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to whom the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 10.7, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)	The Borrower hereby authorizes the Administrative Agent and each Lender, if and to the extent payment owed to the Administrative Agent or such Lender, as the case may be, is not made when due hereunder (or, in the case of a Lender, under the Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Administrative Agent or such Lender, as the case may be, any amount so due.

(c)	All computations of interest based on the Alternate Base Rate when based on the Prime Rate and of fees payable pursuant to Section 2.2(a) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest and other amounts pursuant to Section 4.3 shall be made by the Lender claiming such interest or other amount, on the basis of a year of 360 days. All other computations of interest and fees hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Rate (including the Alternate Base Rate if and so long as such Rate is based on the Federal Funds Rate)) shall be made by the Administrative Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

(d)	Whenever any payment hereunder or under any other Loan Document shall be stated to be due, or the last day of an Interest Period hereunder shall be stated to occur, on a day other than a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder;
provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made, or the last day of an Interest Period for a Eurodollar Rate Advance to occur, in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

(e)	Unless the Administrative Agent shall have received notice from the
Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section IV.2	Prepayments and Repayments.  (a)  The Borrower shall have no right to prepay any principal amount of any Advances except in accordance with subsection (b) below.

(b)	The Borrower may, upon at least one Business Days' notice to the
Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of Advances comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000.

(c)	The Advances shall be repaid, and the Commitments permanently reduced, by an amount equal to the amount by which any of the Other Credit Agreements shall have been repaid or prepaid (provided such amounts are not available to be reborrowed under any such Other Credit Agreements), in connection with a resolution of a Funding Suspension under any of such Other Credit Agreements.

Section IV.3	Yield Protection.  (a)  Change in Circumstances.
Notwithstanding any other provision herein, if after the date hereof, the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or its Applicable Lending Office by the jurisdiction in which such Lender has its principal office or in which such Applicable Lending Office is located or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against commitments or assets of, deposits with or for the account of, or credit extended by, such Lender, or (iii) shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Advances made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of agreeing to make, making or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (whether of principal, interest or otherwise), then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	Capital.  If any Lender shall have determined that any change after the date hereof in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Applicable Lending Office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect (i) of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitment of such Lender hereunder or the Advances made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved, but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), or (ii) of increasing or otherwise determining the amount of capital required or expected to be maintained by such Lender or such Lender's holding company based upon the existence of this Agreement, the Commitment of such Lender hereunder, the Advances made by such Lender pursuant hereto and other similar such commitments, agreements or assets, then from time to time the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction or allocable capital cost suffered.

(c)	Eurodollar Reserves.  The Borrower shall pay to each Lender upon demand, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower and the Administrative Agent.

(d)	Breakage Indemnity.  The Borrower shall indemnify each Lender against any loss, cost or reasonable expense which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any Borrowing hereunder of Eurodollar Rate Advances the applicable conditions set forth in Article V, (ii) any failure by the Borrower to borrow any Eurodollar Rate Advance hereunder after irrevocable Notice of Borrowing has been given pursuant to Section 3.1, (iii) any payment or prepayment of a Eurodollar Rate Advance required or permitted by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Eurodollar Rate Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (v) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain any Advance or any part thereof as a Eurodollar Rate Advance. Such loss, cost or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Eurodollar Rate Advance being paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. For purposes of this subsection (d), it shall be presumed that in the case of any Eurodollar Rate Advance, each Lender shall have funded each such Advance with a fixed-rate instrument bearing the rates and maturities designated in the determination of the Applicable Rate for such Advance.

(e)	Notices.  A certificate of each Lender setting forth such Lender's claim for compensation hereunder and the amount necessary to compensate such Lender or its holding company pursuant to subsections (a) through (d) of this
Section 4.3 shall be submitted to the Borrower and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error.
The Borrower shall pay each Lender directly the amount shown as due on any such certificate within 10 days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under this
Section 4.3 shall not constitute a waiver of such Lender's rights hereunder; provided that such Lender shall not be entitled to demand payment pursuant to subsections (a) through (d) of this Section 4.3, in respect of any loss, cost, expense, reduction or reserve, if such demand is made more than six months following the later of such Lender's incurrence or sufferance thereof or such Lender's actual knowledge of the event giving rise to such Lender's rights pursuant to such subsections. Each Lender shall use reasonable efforts to ensure the accuracy and validity of any claim made by it hereunder, but the foregoing shall not obligate any Lender to assert any possible invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f)	Change in Legality.  Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Advance, then, by written notice to the Borrower and the Administrative
Agent, such Lender may:

(i)	declare that Eurodollar Rate Advances will not thereafter be made by such Lender hereunder, whereupon the right of the Borrower to select Eurodollar Rate Advances for any Borrowing shall be forthwith suspended until such Lender shall withdraw such notice as provided hereinbelow or shall cease to be a Lender hereunder pursuant to Section 10.7(g) hereof; and

(ii)	require that all outstanding Eurodollar Rate Advances made by it be repaid as of the effective date of such notice as provided herein below.

Upon receipt of any such notice, the Administrative Agent shall promptly notify the other Lenders. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Borrower and the Administra-tive Agent withdrawing such prior notice (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such withdrawing notice from such Lender (or upon such Lender assigning all of its Commitments, Advances, participation and other rights and obligations hereunder in accordance with Section 10.7(g)), the Administrative Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Borrower under this subsection (f), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Any notice to the Borrower by any Lender shall be effective as to each Eurodollar Rate Advance on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; provided that if such notice shall state that the maintenance of such Advance until such last day would be unlawful, such notice shall be effective on the date of receipt by the Borrower and the Administrative Agent.

(g)	Market Rate Disruptions.  If (i) less than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Advances in connection with any proposed Borrowing or (ii) if the Majority Lenders shall notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances, the right of the Borrower to select or receive Eurodollar Rate Advances for any Borrowing shall be forthwith suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and until such notification from the Administrative Agent, each requested Borrowing of Eurodollar Rate Advances hereunder shall be deemed to be a request for Base Rate Advances.

Section IV.4	Sharing of Payments, Etc.  If any Lender shall obtain any
payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any proceeds received by assignments or sales of participation in accordance with Section 10.7 hereof to a Person that is not an Affiliate of the Borrower) on account of the Advances owing to it (other than pursuant to Section 4.3 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participation from the other Lenders in accordance with this Section 4.4, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 4.1(a).

Section IV.5	Taxes.  (a)  All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 4.1 free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

(c)	The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.5) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Any Lender's claim for such indemnification shall be set forth in a certificate of such Lender setting forth in reasonable detail the amount necessary to indemnify such Lender pursuant to this subsection (c) and shall be submitted to the Borrower and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay each Lender directly the amount shown as due on any such certificate within 30 days after the receipt of same. If any Taxes or Other Taxes for which a Lender or the Administrative Agent has received payments from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Lender or the Administrative Agent, such Lender or the Administrative Agent, as the case may be, shall promptly forward to the Borrower any such refunded amount. The Borrower's, the Administrative
Agent's and each Lender's obligations under this Section 4.5 shall survive the payment in full of the Advances.

(d)	Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section
10.2, the original or a certified copy of a receipt evidencing payment thereof.

(e)	Each Lender shall, on or prior to the date it becomes a Lender hereunder, deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or treasury regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that it is (i) not subject to withholding under the Code or (ii) totally exempt from United States of America tax under a provision of an applicable tax treaty. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in its Applicable Lending Office and shall deliver to the Borrower and the Administrative Agent together with such notice such certificates, documents or other evidence referred to in the immediately preceding sentence. Each Lender will use good faith efforts to appraise the Borrower as promptly as practicable of any impending change in its tax status that would give rise to any obligation by the Borrower to pay any additional amounts pursuant to this Section 4.5. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States of America. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this Section 4.5, and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

(f)	Any Lender claiming any additional amounts payable pursuant to this
Section 4.5 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g)	Notwithstanding anything to the contrary set forth in this Section 4.5, the failure or inability of any Lender to provide any of the forms referred to therein shall not relieve the Borrower from its obligations under Sections 4.5(a), 4.5(b) and 4.5(c).


	ARTICLE V

Conditions Precedent

Section V.1	Conditions Precedent to Effectiveness.  The effectiveness of this Agreement is subject to fulfillment of the following conditions precedent:

(a)	The Administrative Agent shall have received on or before the Closing
Date the following, each dated the Closing Date, in form and substance satisfactory to each Lender and in sufficient copies for each Lender except for the Notes:

(i)	This Agreement, duly executed by the Borrower.

(ii)	The Notes made to the order of the respective Lenders, duly executed by the Borrower.

(iii)	The Intercreditor Agreement, duly executed by Barclays, Swiss Bank, the Collateral Agent and the Administrative Agent.

(iv)	The Security Agreement, duly executed by the Borrower and by Chase as the Collateral Agent and Administrative Agent, together with all Uniform Commercial Code Financing Statements requested by the Administrative Agent or Collateral Agent, duly executed by the Borrower. In addition, all other actions, as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created by the Security Agreement shall have been taken.

(v)	The Collateral FMB, duly executed by the Borrower, and authenti-cated by the Trustee.

(vi)	A copy of the results of a record search of the appropriate filing offices in each jurisdiction in which the Borrower has an office or in which assets of the Borrower are located shall have revealed no filings or recordings, including, without limitation, judgment liens or tax liens, with respect to any of the Collateral (other than Liens permitted under Section
7.2 hereof and filings which are being terminated on the Closing Date).

(vii)	A certificate of the Secretary or Assistant Secretary of the
Borrower certifying (A) that attached thereto are true and correct copies of
(1) the Articles of Incorporation of the Borrower, and all amendments thereto, as in effect on such date, (2) the By-laws of the Borrower, as in effect on such date, and (3) resolutions of the Executive Committee of the Board of Directors of the Borrower approving this Agreement, the other Loan Documents (other than the First Mortgage Indenture and Intercreditor Agreement) and the other documents to be delivered by the Borrower hereunder and thereunder, and of all documents evidencing other necessary corporate action, if any, with respect to the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (other than the First Mortgage Indenture and Intercreditor Agreement), (B) that such resolutions have not been modified, revoked or rescinded and are in full force and effect on such date and (C) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents (other than the First Mortgage Indenture and Intercreditor Agreement) and the other documents to be delivered hereunder and thereunder.

(viii)	A certificate of a duly authorized officer of the Borrower
certifying that (i) the Borrower has no investments in, or loans to, either directly or indirectly, any Affiliate of the Borrower other than such investments or loans outstanding as of April 23, 1998 and (ii) the assumptions on which the financial projections (contained in the Information Memorandum) were based continue to be valid.

(ix)	Financial projections (contained in the Information Memorandum), demonstrating projected compliance with Section 7.1(j) hereof.

(x)	An audited balance sheet of the Borrower as at December 31, 1997 and the related statements of the Borrower's results of operations, changes in retained earnings and cash flows as of and for the year then ended, together with copies of all Disclosure Documents (other than the Information
Memorandum, the prior receipt of which is hereby acknowledged by the Banks).

(xi)	A certificate of a duly authorized officer of the Borrower certifying that attached thereto are true and correct copies of all Governmental Approvals referred to in clause (i) of the definition of "Governmental Approval" required to be obtained or made by the Borrower in connection with the execution and delivery of this Agreement or any Loan Document (other than the First Mortgage Indenture and Intercreditor Agreement).

(xii)	Copies of all orders, approvals, or items of similar import of the
New Hampshire Public Utilities Commission or other state regulatory authorities required to be obtained or made by the Borrower in connection with the execution and delivery of this Agreement or any Loan Document (other than the First Mortgage Indenture and Intercreditor Agreement), certified by the applicable state regulatory authority.

(xiii)	A certificate of a duly authorized officer of the Borrower setting forth all material pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protections laws or regulations) affecting the Borrower or its properties before any court, governmental agency or arbitrator to the extent such action or proceeding has not previously been disclosed in any of the Disclosure Documents.

(xiv)	A certificate signed by the Treasurer or Assistant Treasurer of the
Borrower, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of the Borrower since December 31, 1997 except as disclosed in the Disclosure Documents; provided, however, that the existence of the Rate Proceeding shall not be deemed in and of itself to be a material adverse change; provided further, however, that, notwithstanding the foregoing, a material adverse change shall be deemed to have occurred and be continuing upon the occurrence of a material adverse development or determination in the Rate Proceeding.

(xv)	A certificate signed by the Chief Financial Officer, Treasurer or
Assistant Treasurer of NU, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of NU since December 31, 1997 except as disclosed in the Disclosure Documents.

(xvi)	A certificate of a duly authorized officer of the Borrower stating that (i) the representations and warranties contained in Section 6.1 are correct, in all material respects, on and as of the Closing Date before and after giving effect to any Advances to be made on such date and the application of the proceeds thereof, and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default, or would result from any such initial Advances or the application of the proceeds thereof.

(xvii)	Favorable opinions of each of the following in form and substance satisfactory to the Administrative Agent:

(A)	Catherine E. Shively, Senior Counsel to the Borrower, in substantially the form of Exhibit 5.1A and as to such other matters as the Majority
Lenders, through the Administrative Agent, may reasonably request;

(B)	Sulloway & Hollis, special New Hampshire counsel to the Borrower, in substantially the form of Exhibit 5.1B and as to such other matters as the Majority Lenders, through the Administra-tive Agent, may reasonably request;

(C)	Drummond Woodsum & MacMahon, special Maine counsel to the Borrower, in substantially the form of Exhibit 5.1C and as to such other matters as the Majority Lenders, through the Administrative Agent, may reasonably request;

(D)	Zuccaro, Willis & Bent, special Vermont counsel to the Borrower, in substantially the form of Exhibit 5.1D and as to such other matters as the Majority Lenders, through the Administrative Agent, may reasonably request;

(E)	Day, Berry & Howard, special Connecticut counsel to the Borrower, in substantially the form of Exhibit 5.1E and as to such other matters as the Majority Lenders, through the Administrative Agent, may reasonably request; and

(F)	Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Administrative
Agent, in substantially the form of Exhibit 5.F and as to such other matters as the Majority Lenders, through the Administrative Agent, may reasonably request.

(xviii)	The Other Credit Agreements shall have been executed and delivered by the Borrower and the other parties thereto and shall be in full force and effect.

(b)	The Existing Revolving Credit Agreement and Existing Collateral Agency
Agreement shall have been terminated, all outstanding obligations thereunder shall have been indefeasibly paid in full and all Liens granted in favor of the agent thereto, including the PSNH Mortgage, shall have been terminated and released and the Administrative Agent shall have received all instruments of release, including, without limitation all Form UCC-3 termination statements and mortgage satisfactions to evidence such termination and release.

(c)	All fees and other amounts payable pursuant to Section 2.2 hereof or pursuant to the Fee Letter shall have been paid (to the extent then due and payable).

(d)	The Administrative Agent shall have received such other approvals, opinions and documents as the Majority Lenders, through the Administrative Agent, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents or the financial condition, properties, operations or prospects of the Borrower.

Section V.2	Conditions Precedent to Certain Advances.  The obligation of any Lender to make any Advance to the Borrower (except as set forth in Section 5.3) including the initial Advance to the Borrower, shall be subject to the conditions precedent that, on the date of such Advance and after giving effect thereto:

(a)	the following statement shall be true (and each of the giving of the applicable notice or request with respect to such Advance and the performance of such Advance without prior correction by the Borrower shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

(i)	the representations and warranties contained in Section 6.1 of this
Agreement and in the Security Agreement are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date,

(ii)	no Default or Event of Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds thereof, and

(iii)	the making of such Advance, when aggregated with all other
outstanding and requested Advances and all other short-term debt of the Borrower would not cause the Borrower's Debt Limit then in effect to be exceeded; and

(b)	the Borrower shall have furnished to the Administrative Agent such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Document;

(c)	the Borrower shall have delivered to the Administrative Agent a certificate of a duly authorized officer of the Borrower certifying that the Borrower has made no investments in, or loans to, either directly or indirectly, any Affiliate of the Borrower after April 23, 1998;

(d)	the Bond Conversion shall have occurred and each Letter of Credit under and as defined in the Other Credit Agreements shall have been issued; and

(e)	no material adverse change in the financial condition, operation, properties or prospects of the Borrower shall have occurred and be continuing; provided, however, that the existence of the Rate Proceeding shall not be deemed in and of itself to be a material adverse change; provided, further, however, notwithstanding the foregoing, a material adverse change shall be deemed to have occurred and be continuing upon the occurrence of a material adverse development or determination in the Rate Proceeding.

Section V.3	Conditions Precedent to Other Advances.  The obligation of
each Lender to make any Advance that would not cause the aggregate outstanding amount of the Advances made by such Lender (outstanding immediately prior to and after the making of such Advance) to increase shall be subject to the conditions precedent that, on the date of such Advance and after giving effect thereto:

(a)	the following statement shall be true (and each of the giving of the applicable notice or request with respect to such Advance and the acceptance of such Advance without prior correction by the Borrower shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

(i)	the representations and warranties contained in Section 6.1 of this
Agreement (other than those set forth in the last sentence of Section 6.1(e) and in Section 6.1(f)) and the Security Agreement are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)	no Event of Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds thereof, and

(iii)	the making of such Advance, when aggregated with all other
outstanding and requested Advances and all other short-term debt of the Borrower would not cause the Borrower's Debt Limit then in effect to be exceeded; and

(b)	the Borrower shall have furnished to the Administrative Agent such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents.

Section V.4	Reliance on Certificates.  The Lenders and the Administrative
Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower, NU and the other parties to the Significant Contracts as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Administra-tive Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person, and, in all cases, the Lenders and the Administrative Agent may rely on the information set forth in any such certificate including, without limitation, information relating to the Debt Limit.


	ARTICLE VI

Representations and Warranties

Section VI.1	Representations and Warranties of the Borrower.  The Borrower
represents and warrants as follows:

(a)	The Borrower is a corporation duly organized and validly existing under the laws of the State of New Hampshire. The Borrower is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualifications necessary.

(b)	The execution, delivery and performance by the Borrower of the Rate
Agreement, each Loan Document and each Significant Contract to which it is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower's charter or by-laws or (ii) any legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant hereto or pursuant to the Security Documents or the First Mortgage Indenture) upon or with respect to any of its properties.

(c)	All Governmental Approvals referred to in clauses (i) and (ii) of the definition of "Governmental Approvals" have been duly obtained or made, and all applicable periods of time for review, rehearing or appeal with respect thereto have expired. The Borrower has obtained all Governmental Approvals referred to in clause (iii) of the definition of "Governmental Approvals," except those not yet required but which are obtainable in the ordinary course of business as and when required and those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

(d)	This Agreement, the Rate Agreement, each other Transaction Document, each other Loan Document and each Significant Contract are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; subject to the qualifications, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or law), that the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought, and that indemnifica-tion against violations of securities and similar laws may be subject to matters of public policy.

(e)	The audited balance sheet of the Borrower as at December 31, 1997, and the related statements of the Borrower setting forth the results of operations, retained earnings and cash flows of the Borrower for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present in all material respects the financial condition, results of operations, retained earnings and cash flows of the Borrower at and for the year ended on such date, and have been prepared in accordance with generally accepted accounting principles consistently applied. Except as reflected in such financial statements, the Borrower has no material non-contingent liabilities, and all contingent liabilities have been appropriately reserved. The financial projections referred to in Section 5.1(a)(ix) have each been prepared in good faith and on reasonable assumptions. Since December 31, 1997, there has been no material adverse change in the Borrower's financial condition, operations, properties or prospects other than as disclosed in the Disclosure Documents; provided, however, that the existence of the Rate Proceeding shall not be deemed in an of itself to be a material adverse change; provided, further, however, that notwithstanding the foregoing, a material adverse change shall be deemed to have occurred and be continuing upon the occurrence of a material adverse change or development in the Rate Proceeding.

(f)	Except as set forth in the Disclosure Documents, there is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Borrower or its properties before any court, governmental agency or arbitrator, (i) which affects or purports to affect the legality, validity or enforceability of the Loan Documents, the Rate Agreement or any Significant Contract or (ii) which, if adversely determined, would materially adversely affect the financial condition, properties, prospects or operations of the Borrower. Notwithstanding the foregoing, any material adverse development in respect of the Rate Proceeding, the existing Rate Agreement or the Final Plan that results, or would reasonably be expected to result, in a material adverse effect on the financial condition, properties, prospects or operations of the Borrower shall be deemed to be an event within clause (ii) of the preceding sentence.

(g)	All insurance required by Section 7.1(c) hereof will be in full force and effect.

(h)	No ERISA Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of the Borrower, except as disclosed to and consented by the Majority Lenders in writing. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of the Borrower (Form 5500 Series), if any, there has been no material adverse change in the funding status of the ERISA Plans referred to therein and no "prohibited transaction" has occurred with respect thereto, except as described in the Borrower's Annual Report on Form 10-K for the year ended December 31, 1997 and except as the same may be exempt pursuant to
Section 408 of ERISA and regulations and orders thereunder. Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to and consented by the Majority Lenders in writing.

(i)	The Major Electric Generating Plants are on land in which the Borrower owns a full or an undivided fee interest subject only to Liens permitted by
Section 7.2(a) hereof, which do not materially impair the usefulness to the Borrower of such properties; the electric transmission and distribution lines of the Borrower in the main are located in New Hampshire and on land owned in fee by the Borrower or over which the Borrower has easements, or are in or over public highways or public waters pursuant to adequate statutory or regulatory authority, and any defects in the title to such transmission and distribution lands or easements are in the main curable by the exercise of the Borrower's right of eminent domain upon a finding that such eminent domain proceedings are necessary to meet the reasonable requirements of service to the public; the Borrower enjoys peaceful and undisturbed possession under all of the leases under which it is operating, none of which contains any unusual or burdensome provision which will materially affect or impair the operation of the Borrower; and the Security Documents create valid Liens in the Collateral, subject only to Liens permitted by Section 7.2(a) hereof, and all filings and other actions necessary to perfect and protect such security interests (to the extent such security interests may be perfected or protected by filing) have been taken.

(j)	No material part of the properties, business or operations of the
Borrower are materially adversely affected by any fire, explosion, accident, strike, lockout, or other labor disputes, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (except for any such circumstance, if any, which is covered by insurance, which coverage has been confirmed and not disputed by the relevant insurer or by fully-funded self-insurance programs).

(k)	The Borrower has filed all tax returns (Federal, state and local)
required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(l)	No exhibit, schedule, report or other written information provided by the Borrower or its agents to the Lenders in connection with the negotiation, execution and closing of this Agreement and the other Transaction Documents (including, without limitation, the Information Memorandum) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(m)	No event has occurred and is continuing which constitutes a material default under the Rate Agreement or any Significant Contract.

(n)	All proceeds of the Advances shall be used (i) for general working capital, (ii) for the partial repayment of $170,000,000 outstanding first mortgage bonds, (iii) for payments to redeem up to $25,000,000 of Preferred Stock and (iv) upon the prior written consent of all Lenders, for payments for approved NUG Settlements which have received all requisite Governmental Approvals. Except for the acquisition of preferred stock in anticipation of the payments referred to in subclause (iii) of this clause (n), no proceeds of any Advance will be used (i) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (ii) to buy or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for such purpose.

(o)	The Borrower (i) is not an "investment company" within the meaning ascribed to that term in the Investment Company Act of 1940 and (ii) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

(p)	Each of the Liens created pursuant to the Security Documents is a valid and enforceable, perfected, first priority Lien (subject to Liens permitted pursuant to Section 7.2(a)) with respect to the Collateral covered by such Security Document.


	ARTICLE VII

Covenants of the Borrower

Section VII.1	Affirmative Covenants.  So long as any Note shall remain
unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

(a)	Use of Proceeds.  Apply all proceeds of each Advance solely as specified in Section 6.1(n) hereof.

(b)	Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent the Borrower is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for the payment thereof.

(c)	Maintenance of Insurance.  Maintain, or cause to be maintained, insurance (including appropriate plans of self-insurance) covering the Borrower and its properties in effect at all times in such amounts and covering such risks as may be required by law and in addition as is usually carried by companies engaged in similar businesses and owning similar properties.

(d)	Preservation of Existence, Etc.  Preserve and maintain its corporate existence, material rights (statutory and otherwise) and franchises except as otherwise expressly provided for in the Security Documents.

(e)	Compliance with Laws, Etc.  Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to utilities, zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations, except to the extent (i) that the Borrower is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

(f)	Inspection Rights.  At any time and from time to time upon reasonable notice, permit the Administrative Agent and its agents and representatives to examine and make copies and abstracts from the records and books of account of, and the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with the Borrower and any of its officers, directors and accountants.

(g)	Keeping of Books.  Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and the assets and business of the Borrower, in accordance with good accounting practices consistently applied.

(h)	Performance of Related Agreements.  From and after the effective date of the Rate Agreement and each Significant Contract, (i) perform and observe all material terms and provisions of such agreements to be performed and observed by the Borrower and (ii) take all reasonable steps to enforce such agreements substantially in accordance with their terms and to preserve the rights of the Borrower thereunder; provided, that the foregoing provisions of this
Section 7.1(h) shall not preclude the Borrower from any waiver, amendment, modification, consent or termination permitted under Section 7.2(g) hereof.

(i)	Collection of Accounts Receivable.  Promptly bill, and diligently pursue collection of, in accordance with customary utility practices, all accounts receivable owing to the Borrower and all other amounts that may from time to time be owing to the Borrower for services rendered or goods sold.

(j)	Maintenance of Financial Covenants.

(i)	Operating Income to Interest Expense.  Maintain a ratio of Operating
Income to Interest Expense of not less than 2.35 to 1.00 for each period of four consecutive fiscal quarters on each quarter-end ending after December 31, 1997.

(ii)	Common Equity to Total Capitalization.  Maintain at all times a ratio of
Common Equity to Total Capitalization of not less than 0.325 to 1.00.

(k)	Maintenance of Properties, Etc.  Except as otherwise expressly permitted pursuant to Section 7.2(d), (i) as to properties of the type described in
Section 6.1(i) hereof, maintain title of the quality described therein; and
(ii) preserve, maintain, develop, and operate in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent such non-conformity would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

(l)	Governmental Approvals.  Duly obtain on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its part to be obtained, except those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

(m)	Further Assurances.  Promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Lender through the Administrative Agent may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Security Documents.

Section VII.2	Negative Covenants.  So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not, without the prior written consent of the Majority Lenders:

(a)	Liens, Etc.  Create, incur, assume or suffer to exist any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of preferential arrangement the intent or effect of which is to assure a creditor against loss or to prefer one creditor over another upon or with respect to any of its properties of any character (any of the foregoing being referred to herein as a "Lien") whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names the Borrower as debtor, sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign accounts, excluding, however, from the operations of the foregoing restrictions the Liens created or perfected under the Loan
Documents and the following, whether now existing or hereafter created or perfected:

(i)	Liens created by the First Mortgage Indenture;

(ii)	Permitted Liens (as defined in the First Mortgage Indenture as in effect on the date hereof) on the Indenture Assets; provided, however, that (A) the exclusion contained in clause (a) of such definition with respect to Liens junior to the Lien of the First Mortgage Indenture shall not apply to any Lien created after the date hereof; (B) the exclusion contained in clauses
(g) and (h) of such definition shall apply only to the extent that all Liens of the type described therein from time to time existing do not, in the aggregate, materially and adversely affect the value of the security granted under the First Mortgage Indenture and no such Lien secures Debt of the Borrower for borrowed money; and (C) the Borrower shall not, on or after the date hereof, create, incur or assume any purchase money Debt secured by Liens of the type described in clause (o) of such definition;

(iii)	Liens created or perfected under or in connection with the Pledge
Agreements referred to in the Series D Reimbursement Agreement, the Series E Reimburse-ment Agreement, the Series D Reimbursement Agreement Amendment and the Series E Reimbursement Agreement Amendment; and
(iv)	Liens created or perfected under or in connection with the Security
Documents;

provided, however, that this Section 7.2(a) shall not be construed to authorize the Borrower to incur, assume, be liable for or suffer to exist any Debt not otherwise permitted hereunder.

(b)	Debt.  (i) Create, incur or assume any Debt other than Debt incurred pursuant to this Agreement, the Other Credit Agreements and unsecured Debt in an amount not to exceed $25,000,000 at any one time outstanding and then only if, at such time and after giving effect thereto, (i) no Event of Default or Default shall have occurred and be continuing on the date of such creation, incurrence or assumption and (ii) the Borrower shall have determined that on the basis of the assumptions and forecasts set forth in the most recent operating budget/forecast of operations delivered pursuant to Section 7.3(v) hereof (which the Borrower continues to believe to be reasonable), the Borrower will continue to be in compliance at all times with the provisions of Section 7.1(j) hereof. The Borrower will furnish evidence of its compliance with this subsection (b) for each fiscal quarter pursuant to
Section 7.3(ii) hereof.

(c)	Mergers, Etc.  Merge with or into or consolidate with or into, or acquire all or substantially all of the assets of, any Person.

(d)	Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of all or any substantial part of its assets whether in a single transaction or series of transactions during any consecutive 12-month period except for (i) the sale of the Borrower's generating assets on an arms' length basis in a transaction (or series of transactions) subject to approval by the NHPUC as part of a settlement agreement related to the Rate Proceeding and (ii) sales, leases, transfers or other dispositions in the ordinary course of the Borrower's business in accordance with ordinary and customary terms and conditions.

For purposes of this subsection (d) any transaction or series of transactions during any consecutive 12-month period shall be deemed to involve a "substantial part" of the Borrower's assets if, in the aggregate, (A) the book value of such assets equals or exceeds 7.5% of the total assets (net of regulatory assets) of the Borrower reflected in the financial statements of the Borrower delivered pursuant to Section 7.3(ii) or 7.3(iii) hereof in respect of the fiscal quarter or year ending on or immediately prior to the commencement of such 12-month period or (B) for the four calendar quarters ending on or immediately prior to commencement of such 12 month period, the gross revenue derived by the Borrower from such assets shall equal or exceed 7.5% of the total gross revenue of the Borrower.
 .
(e)	Restricted Payments and NUG Settlements.  Declare or pay any dividend, or make any payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of the Borrower (other than stock splits and dividends payable solely in equity securities of the Borrower), or purchase, redeem, retire, or otherwise acquire for value any shares of any class of capital stock of the Borrower or any warrants, rights, or options to acquire any such Debt or shares, now or hereafter outstanding, or make any distribution of assets to any of its shareholders (any such transaction being a "Restricted Payment") or make any payment of or on account of any NUG Settlement (a "NUG Settlement Payment"), provided that the Borrower may make one or more Restricted
Payments and NUG Settlement Payments after July 1, 1998 if:

(i)	at the time such payment is made and after giving effect thereto, no
Advances will be outstanding;

(ii)	the aggregate amount of all such payments shall not exceed $40,000,000;

(iii)	without limitation of the foregoing, the aggregate amount of all
Restricted Payments shall not exceed $25,000,000;

(iv)	in the case of a NUG Settlement Payment, such NUG Settlement shall have been approved by the NHPUC and all other Governmental Approvals related thereto shall have been obtained and be in full force and effect;

(v)	no Event of Default or Default shall have occurred and be continuing;

(vi)	 after giving effect to such payment, the Borrower shall be in full compliance with Section 7.1(j) hereof (for purposes of determining compliance with Section 7.1(j) under this clause (vi), computations under Section 7.1(j) shall be made as of the date of such payment, except that, retained earnings shall be determined as of the last day of the immediately preceding fiscal quarter (adjusted for all Restricted Payments made after the last day of such preceding fiscal quarter)); and

(vii)	the Borrower shall have determined that, on the basis of the assumptions and forecasts set forth in the most recent operating budget forecast of operations delivered pursuant to Section 7.3(iv) hereof (which the Borrower continues to believe to be reasonable) and after giving effect to such payment, the Borrower will continue to be in compliance at all times with the provisions of Section 7.1(j) hereof.

Notwithstanding the foregoing provisions of this Section 7.2(g), the Borrower shall be permitted to make Restricted Payments in accordance with Section 6.1(n)(iii) hereof in respect of redemption payments to holders of the Borrower's Preferred Stock and may declare and pay regularly scheduled quarterly dividends on the Preferred Stock if, immediately prior to and after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing.

(f)	Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any ERISA Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Borrower to the PBGC, or (ii) permit to exist any occurrence of any event referred to in clause (i) of the definition of ERISA Event), or any other event or condition, which presents a material(in the opinion of the Majority Lenders) risk of such termination by the PBGC of any ERISA Plan and such a material liability to the Borrower.

(g)	Related Agreements.

(i)	Amendments.  Amend, modify or supplement or give any consent, acceptance or approval to any amendment, modification or supplement or deviation by any party from the terms of, the Rate Agreement or any Significant Contract, except, with respect only to the Significant Contracts, any amendment, modification or supplement thereto that would not reduce the rights or entitlements of the Borrower thereunder in any material way.

(ii)	Termination.  Cancel or terminate (or consent to any cancellation or termination of) the Rate Agreement or any Significant Contract prior to the expiration of its stated term, provided that this subsection (ii) shall not restrict the rights of the Borrower to enforce any remedy against any obligor under any Significant Contract in the event of a material breach or default by such obligor thereunder if and so long as the Borrower shall have provided to the Administrative Agent at least 30 days prior written notice of the enforcement action proposed to be undertaken by the Borrower.

(h)	Change in Nature of Business.  Engage in any material business activity other than those established and engaged in on the date hereof.

(i)	Ownership in Nuclear Plants.  Acquire, directly or indirectly, any ownership interest or any additional ownership interest of any kind in any nuclear-powered electric generating plant.

(j)	Subsidiaries.  Create or suffer to exist any active subsidiaries other than Properties, Inc., a New Hampshire corporation; or permit any material assets or business to be maintained at or conducted by any subsidiary except for the assets owned by Properties, Inc. not exceeding $20,000,000.

(k)	Debt Limit.  At any time, cause or permit the Debt Limit to be exceeded, by voluntary incurrence of short-term debt or by other means.

(l)	Affiliate Investments.  Make any loans to, or investments in, either directly or indirectly, any other entities, unless such investment is a Permitted Investment.

(m)	Affiliate Receivables.  Permit the aggregate balance of accounts receivables from Affiliates (other than such receivables constituting receivables for the wholesale sale of power) to equal or exceed $12,500,000 as at the end of any month.

(n)	Prepayment or Alteration of Debt.  (i) Prepay, redeem reduce or voluntarily retire, or make or agree to make any change in the terms of, any Debt of the Borrower (other than Debt under this Agreement), other than repayments and prepayments of advances under, and modifications of, the Other Credit Agreements, in each case to the extent permitted by Section 7.4; (ii) without limitation of the foregoing, amend, modify or supplement the Indenture (as defined in the Other Credit Agreements) or the First Mortgage Indenture or (iii) issue any First Mortgage Bonds as collateral security for any existing or future debt, or grant any other security to any holder of existing Debt of the Borrower, except to the extent permitted by Section 7.4.

Section VII.3	Reporting Obligations.  So long as any Note shall remain
unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority shall otherwise consent in writing, furnish to the Administrative Agent in sufficient copies for each Lender, the following:

(i)	as soon as possible and in  any  event  within  five  (5) days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower proposes to take with respect thereto;

(ii)	as soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower,
(A) if and so long as the Borrower is required to submit to the Securities and Exchange Commission a report on Form 10-Q, a copy of the Borrower's report on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter and (B) if the Borrower ceases to be required to submit such report, a balance sheet of the Borrower as of the end of such quarter and statements of income and retained earnings and of cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.1(e) hereof, in each such case, delivered together with a certificate of said officer (1) stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature and the action which the Borrower proposes to take with respect thereto and (2) (y) demonstrating compliance with Section 7.1(j) for and as of the end of such fiscal quarter and compliance with Section 7.2(b), as of the dates on which any Debt was created, incurred or assumed (using the Borrower's most recent annual actuarial determinations in the computation of Debt referred to in clause (ix) in the definition of "Debt"), and (z) demonstrating, after giving effect to the incurrence of any Debt created, incurred or assumed during such fiscal quarter (using the Borrower's most recent annual actuarial determinations in the computation of Debt referred to in clause (ix) in the definition of "Debt"), compliance with Section 7.1(j) for the remainder of the fiscal year of the Borrower based on the operating budget/forecast of operations delivered pursuant to Section 7.3(iv) hereof for such fiscal year, in each case, such demonstration to be in a schedule (in form satisfactory to the Majority Lenders) which sets forth the computations used by the Borrower in determining such compliance;

(iii)	as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, (A) if and so long as the Borrower is required to submit to the Securities and Exchange Commission a report on Form 10-K, a copy of the Borrower's report on Form 10-K submitted to the Securities and Exchange Commission with respect to such year and (B) if the Borrower ceases to be required to submit such report, a copy of the annual audit report for such year for the Borrower including therein a balance sheet of the Borrower as of the end of such fiscal year and statements of income and retained earnings and of cash flows of the Borrower for such fiscal year, in each case certified by a nationally-recognized independent public accountant, in each such case delivered together with a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer (A) (1) stating that the financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of financial statements referred to in Section 6.1(e) hereto, and
(2) no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto and (B) demonstrating compliance with Section 7.1(j) for and as of the end of such fiscal year and compliance with Section 7.2(b), as of the dates on which any Debt was created, incurred or assumed (using the Borrower's most recent annual actuarial determina-tions in the computation of Debt referred to in clause (ix) in the definition of "Debt"), such demonstration to be in a schedule (in form satisfactory to the Majority Lenders) which sets forth the computations used by the Borrower in determining such compliance.

(iv)	as soon as available and in any event before March 31 of each fiscal year a copy of an operating budget/forecast of operations of the Borrower as approved by the Board of Directors of the Borrower in form satisfactory to the Lenders for the next fiscal year of the Borrower, together with a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower stating that such budget/forecast was prepared in good faith and on reasonable assumptions;

(v)	as soon as available and in any event no later than the New Hampshire
Public Utilities Commission shall have received the Borrower's annual submission, if any, relating to the "return on equity collar"' referred to in the Rate Agreement, a copy of such annual submission of the Borrower;

(vi)	as soon as possible and in any event (A) within 30 days after the
Borrower knows or has reason to know that any ERISA Event described in clause
(i) of the definition of ERISA Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and (B) within 10 days after the Borrower knows or has reason to know that any other ERISA Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower describing such ERISA Event and the action, if any, which the Borrower proposes to take with respect thereto;

(vii)	promptly after receipt thereof by the Borrower or any of its ERISA
Affiliates from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA Multiemployer Plan;

(viii)	promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan (if any) to which the Borrower is a contributing employer;

(ix)	promptly after receipt thereof by the Borrower or any of its ERISA
Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $10,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower may be liable;

(x)	promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 6.1(f), or (B) which purport to affect the legality, validity or enforceability of any of the Loan Documents, the Rate Agreement, any Transaction Document or Significant Contracts;

(xi)	promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which the Borrower sends to its public security holders (if any) or files with, and copies of all regular, periodic and special reports and all registration statements and periodic or special reports, if any, which the Borrower files with, the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

(xii)	promptly after receipt thereof, any assertion of the character described in Section 8.1(h) hereof and the action the Borrower proposes to take with respect thereto;

(xiii)	promptly after knowledge of any material default under the Rate
Agreement or any Significant Contract, notice of such default and the action the Borrower proposes to take with respect thereto;

(xiv)	promptly after knowledge of any amendment, modification, or other change to the Rate Agreement or any Significant Contract or to any Governmental Approval affecting the Rate Agreement, notice of such amendment, modification or other change, it being understood that for purposes of this clause (xiv) any filing by the Borrower in the ordinary course of the Borrower's business with, or order issued or action taken by, a governmental authority or regulatory body to implement the terms of the Rate Agreement shall not be considered an amendment, modification or change to a Governmental Approval affecting the Rate Agreement;

(xv)	promptly after requested, such other information respecting the financial condition, operations, properties, prospects or otherwise, of the Borrower as the Administrative Agent or Majority Lenders may from time to time reasonably request in writing; and

(xvi)	not later than ten days following the end of each fiscal quarter of the Borrower, a report on the progress of and developments in the Rate Proceeding, the Final Plan and any negotiations concerning the foregoing.

Section VII.4	 Most Favored Lender Covenants.  So long as any Note shall
remain unpaid hereunder or any Lender shall have any Commitment;

(a)	The Borrower will not amend, modify or supplement, or consent to any amendment, modification or supplement to, the Other Credit Agreements (whether the same relates to pricing, tenor, reduction, prepayment, covenants, other credit terms or otherwise), unless the Borrower shall first have offered to amend, modify or supplement the Loan Documents in a like manner, subject however, to the provisions of subsection (b), to the extent applicable.

(b)	If at any time the Borrower shall be unable to borrow under the Other
Credit Agreements (or any successor facility) because the Borrower is unable to satisfy any "material adverse change" or other condition precedent to borrowing (a "Funding Suspension"), and (x) the failure to satisfy such condition does not itself constitute an Event of Default hereunder and (y) no other Event of Default or Default shall have occurred and be continuing hereunder, the provisions of subsection (a) shall be subject to the following:

(i)	The Borrower will be free to negotiate with the lenders under the Other
Credit Agreements (or the lenders under such successor facility) (the "Non-Funding Lenders") and may resolve or not resolve such Funding Suspension in such manner as it may see fit, without any requirement that the Agent or the Lenders consent thereto;

(ii)	Any improvement in pricing, covenants or other credit terms afforded to the Non-Funding Lenders to resolve the Funding Suspension shall be offered to the Agent and the Lenders in the manner prescribed by subsection (a). Any additional security granted to the Non-Funding Lenders to resolve the Funding Suspension shall be afforded equally and ratably to the Agent and Lenders;

(iii)	If in connection with the resolution of a Funding Suspension, the
Non-Funding Lenders' facility shall be permanently reduced such that any amounts repaid or prepaid as part of such resolution are not available to be re-borrowed, the Borrower will pay to the Agent, for the benefit of the Lenders an amount equal to such repayment or prepayment, dollar-for-dollar, to be applied to the reduction of the Available Commitment or to be held as cash collateral for the obligations of the Borrower under the Loan Documents. For the avoidance of doubt:

(A)	a reduction in the unfunded portion of the Non-Funding Lenders' commit-
ments will not, by itself, entitle the Agent and the Lenders to any such payment or to any reduction in the Available Amount; and

(B)	the Agent and the Lenders will not be entitled to any payment or reduction in the Available Amount solely as a result of repayments and prepayments of advances under such facility, if such repayment or prepayment results in the Non-Funding Lenders' commitments becoming again available to the Borrower in at least the amount of the repayment or prepayment.

	ARTICLE VIII

Defaults

Section VIII.1	Events of Default. The following events shall each constitute an "Event of Default" if the same shall occur and be continuing after the grace period and notice requirement (if any) applicable thereto:

(a)	The Borrower shall fail to pay any principal of any Note or Collateral
FMB when due or shall fail to pay any interest on any Note or Collateral FMB, fees or other amounts within two days after the same becomes due; or

(b)	Any representation or warranty made by the Borrower (or any of its officers or agents) in this Agreement, any other Loan Document or Transaction Document, certificate or other writing delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(c)	The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Sections 7.1 (a), (d) or
(j), Section 7.2 or Section 7.3(i) hereof; or

(d)	The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in this Agreement or any Loan Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Administrative
Agent or any Lender, for a period of 30 days; or

(e)	The Borrower shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt evidenced by the Notes and excluding other Debt aggregating in no event more than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment or as a result of the Borrower's exercise of a prepayment option) prior to the stated maturity thereof; unless in each such case the obligee under or holder of such Debt or the trustee with respect to such Debt shall have waived in writing such circumstance without consideration having been paid by the Borrower so that such circumstance is no longer continuing; or

(f)	The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower, either the Borrower shall consent thereto or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or any of its property) shall occur; or the Borrower shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

(g)	Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or its properties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (ii) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)	Any material provision of any Loan Document, the Rate Agreement or any
Significant Contract shall for any reason other than the express terms thereof or the exercise of any right or option expressly contained therein cease to be valid and binding on any party thereto except as otherwise expressly permitted by the exceptions and provisos contained in Section
7.2(g) hereof; or any party thereto other than the Lenders shall so assert in writing provided that in the case of any party other than the Borrower making such assertion in respect of the Rate Agreement or any Significant Contract, such assertion shall not in and of itself constitute an Event of Default hereunder until (i) such asserting party shall cease to perform under and in compliance with the Rate Agreement or such Significant Contract, (ii) the Borrower shall fail to diligently prosecute, by appropriate action or proceedings, a rescission of such assertion or a binding determination as to the merits thereof or (iii) such a binding determination shall have been made in favor of such asserting party's position; or

(i)	The Security Documents after delivery under Article V hereof shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by such documents and subject to the exceptions permitted thereunder) in any of the applicable Collateral, provided, that such failure or cessation relating to any non-material portion of such applicable Collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within 30 days after the Borrower becomes aware thereof; or

(j)	The Borrower shall not have in full force and effect any or all insurance required under Section 7.1(c) hereof or there shall be incurred any uninsured damage, loss or destruction of or to the Borrower's properties in an amount not covered by insurance (including fully-funded self-insurance programs) which the Majority Lenders consider to be material; or

(k)	Any "Event of Default" (as therein defined) shall occur and be continuing under the Other Credit Agreements, or a default by the Borrower shall have occurred under the Rate Agreement and shall not have been effectively cured within the time period specified therein for such cure; or a default by any party shall have occurred under any Significant Contract and such default shall not have been effectively cured within 30 days after notice from the Administrative Agent to the Borrower stating that, in the opinion of the Majority Lenders, such default may have a material adverse effect upon the financial condition, operations, properties or prospects of the Borrower as a whole; or

(l)	Any Governmental Approval (whether federal, state or local) required to give effect to the Rate Agreement (including, without limitation, Chapter
362-C of the New Hampshire Revised Statutes and the enabling order of The New Hampshire Public Utilities Commission issued pursuant thereto) shall be amended, modified or supplemented, or any other regulatory or legislative action or change (whether federal, state, or local) having the effect, directly or indirectly, of modifying the benefits or entitlements of the Borrower under the Rate Agreement shall occur, and in any such case such amendment, modification, supplement, action or change may have, in the opinion of the Majority Lenders, a material adverse effect upon the financial condition, operations, properties or prospects of the Borrower as a whole;

(m)	NU shall cease to own all of the outstanding common stock of the
Borrower, free and clear of any Liens; or

(n)	The Bond Conversion shall fail to be consummated on May 1, 1998.

Section VIII.2	Remedies Upon Events of Default.  Subject to the Intercreditor
Agreement, upon the occurrence and during the continuance of any Event of Default, then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower (i) declare the Commitments and the obligation of each Lender to make Advances to be terminated, provided, that any such request or consent shall be made solely by the Lenders having Percentages in the aggregate of not less 66-2/3 %, whereupon the same shall forthwith terminate, (ii) declare the Notes, all interest thereon and other amounts payable under this Agreement and the applicable Security Documents to be forthwith due and payable, provided, that any such request or consent shall be made solely by the Lenders holding at least 66-2/3 % of the then aggregate unpaid principal amount of the Advances owing to the Lenders, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) exercise in respect of any and all collateral, in addition to the other rights and remedies provided for herein and in the Security Documents or otherwise available to the Administrative Agent, the Collateral Agent or the Lenders, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which Collateral is located at that time; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments and the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


	ARTICLE IX

The Administrative Agent

Section IX.1	Authorization and Action.	Each Lender hereby appoints and
authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by any Loan Documents (including, without limitation, enforcement or collection thereof), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to deliver promptly to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section IX.2	Administrative Agent's Reliance, Etc.  Neither the
Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Note, as assignor, and an assignee, as provided in Section 10.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for the Information Memorandum or any other statements, warranties or representations made in or in connection with any Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower to be performed or observed, or to inspect any property (including the books and records) of the Borrower;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, Significant Contract or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section IX.3	Chase and Affiliates.  With respect to its Commitment and the
Note issued to it, Chase shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Chase in its individual capacity. Chase and its Affiliates may accept deposits from, lend money to, art as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Chase was not the Administrative Agent and without any duty to account therefor to the Lenders.

Section IX.4	Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Information Memorandum and other financial information referred to in Section 6.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section IX.5	Indemnification.  The Lenders agree to indemnify CSI and the
Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective Commitments of the Lenders or if any Notes or Commitments are held by the Borrower or Affiliates thereof, any ratable apportionment hereunder shall exclude the principal among of the Notes held by the Borrower or its Commitment hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursement of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against CSI or the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by CSI or the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from CSI's or the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse CSI and the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) by CSI or the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that CSI or the Administrative Agent are entitled to reimbursement for such expenses pursuant to Section 10.4 but is not reimbursed for such expenses by the Borrower.

Section IX.6	Successor Administrative Agent.  The Administrative Agent may
resign at any time by giving written notice thereof to the Lenders and the Borrower, with any such resignation to become effective only upon the appointment of a successor Administrative Agent pursuant to this Section 9.6. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, which shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrower organized or licensed under the laws of the United States, or of any State thereof. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be Lender or shall be another commercial bank or trust company organized or licensed under the laws of the United States or of any State thereof reasonably acceptable to the Borrower. In addition to the' foregoing right of the Administrative Agent to resign, the Majority Lenders may remove the Administrative Agent at any time, with or without cause, concurrently with the appointment by the Majority Lenders or a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and the execution and delivery by the Borrower and the successor Administrative Agent of an agreement relating to the fees to be paid to the successor Administrative Agent under Section 2.2(b) hereof in connection with its acting as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section IX.7	Certain Authorizations and Consent.  Each Lender by its
acceptance hereof, and each other Lender by its execution and delivery of a Lender Assignment pursuant to which it became a Lender, consents to, authorizes, ratifies and confirms in all respects;

(i)	the execution, delivery, acceptance and performance by the Agent and by the Collateral Agent of the Intercreditor Agreement, as the same may be from time to time amended in accordance with the terms thereof and hereof;

(ii)	the execution, delivery and acceptance by the Collateral Agent of, and the taking by the collateral Agent of all actions under, the Security Agreement, as the same may be from time to time amended in accordance with the terms thereof and hereof;

the execution and delivery of this Agreement by the Lenders, or the execution and delivery of such Lender Assignment by such Lender, as the case may be, constituting (without further act or deed) the Lender's acceptance and approval of, and agreement to the terms of, the Intercreditor Agreement and the Security Agreement with the same effect as if the Lender were itself a party thereto.


ARTICLE IXA

Security

Section 9.1A Purpose of Article. This Article sets forth the duties and powers of the Administrative Agent with respect to the Collateral FMB and its exercise for the benefit of the Lenders of its rights and remedies thereunder and under the other Loan Documents or otherwise available to the Administrative Agent.

Section 9.2A Collateral. The Lenders are entitled, pursuant to the terms hereof and of the other Loan Documents, to the benefits of any Collateral held or to be held by or for the benefit of the Administrative Agent. The Borrower hereby agrees to deliver or cause to be delivered to the Administrative Agent, promptly upon the execution and delivery thereof, an originally executed and authenticated Collateral FMB. The Administrative Agent shall keep the Collateral FMB delivered to it at its Principal Office and shall permit any Lender to inspect the Collateral FMBs upon prior written request during business hours.

Section 9.3A Default. (a) Unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not be obligated to take any action under this Agreement or any of the Security Documents, except for the performance of such duties as are specifically set forth herein or therein.

(b)	If any Event of Default shall have occurred and be continuing the
Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders entitled to make such request, exercise in respect of the Collateral FMB, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies available to the Administrative Agent under the applicable Security Documents and under the other Loan Documents or otherwise available to the Administrative Agent.

(c)	Subject to paragraph (e) below, the rights and remedies of the
Administrative Agent shall include (without limitation of the other rights and remedies available to the Administra-tive Agent under the Loan Documents or otherwise available to it), (i) the right to collect all amounts payable by the Borrower under the Collateral FMB for the benefit of the Lenders, and
(ii) the right to exercise all rights and remedies of a "holder" of a First Mortgage Bond under the First Mortgage Indenture.

(d)	Notwithstanding any written instructions received by the Administrative
Agent pursuant to paragraph (b) above, and except as expressly provided in the Credit Agreement, the Administrative Agent shall not release any Collateral or portion thereof or lien thereon without the consent of the Lenders.

(e)	It is understood that (i) the actual indebtedness evidenced by the
Collateral FMB as of any time shall be limited on a dollar-for-dollar basis to the outstandings at such time, (ii) at no time shall any claim be made for principal and interest on that principal amount of the Collateral FMB in excess of the outstandings at such time, (iii) to the extent that the outstanding principal amount of the Collateral FMB exceeds such amount, neither the Lenders nor the Administrative Agent shall have any right under, or right to exercise any right granted to the holders of such excess amount of Collateral FMB under, the First Mortgage Indenture, and (iv) to the extent of any collection on the amounts outstanding under this Agreement or any collection of the Collateral, other than the Collateral FMB, such collection, in either case, shall result in a reduction of the principal amount of the Collateral FMB that may be recovered in respect of the Obligations.

Section 9.4A Distributions. If any Event of Default shall have occurred and be continuing and if the Administrative Agent shall have declared the Notes of the Borrower, all interest thereon and all other Obligations to be immediately due and payable thereunder (or if such amounts have otherwise automatically become immediately due and payable), all Collateral FMBs held by the Administrative Agent and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral FMBs may, in the discretion of the Administrative Agent, be distributed in whole or in part to the Administrative Agent for the payment of principal, interest, fees and all other Obligations to the respective Lenders to whom the same are payable for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of the Credit Agreement, unless otherwise directed by the Lenders.

In the event that funds to be distributed by the Administrative Agent shall be insufficient to pay in full the Obligations the Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of Obligations owed by such Borrower to the Lenders.

Section 9.5A Collateral FMB. (a) Except for the safe custody of the Collateral FMB and for the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking of any action to be taken by a "holder" of the Collateral FMB under the First Mortgage Indenture or other matters relative to the Collateral, whether or not the Administrative Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and presentation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

(b) The Borrower shall promptly forward to the Administrative Agent copies of all notices, certificates and other documents required to be delivered by it to the Trustee pursuant to the terms of the First Mortgage Indenture. The only obligation which the Administrative Agent shall have hereunder with respect to such notices, certificates and other documents shall be to promptly forward to the Lenders copies of any such notices, certificates or documents.

	ARTICLE X

Miscellaneous

Section X.1	Amendments, Etc.  Subject to the Intercreditor Agreement, no
amendment or waiver of any provision of this Agreement, any Note or any Security Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:
(a) waive, modify or eliminate any of the conditions specified in Article V,
(b) increase the Commitment of any Lender hereunder or increase the Commitments of the Lenders that may be hereunder or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable hereunder,
(d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.2(b) hereof), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder. (f) amend this Agreement, any Note or any Security Document in a manner intended to prefer one or more Lenders over any other Lenders, (g) amend this Section 10.1, or (h) release any of the Collateral otherwise than in accordance with the provisions for such release contained in the Security Documents, or change any provision of any Security Document providing for the release of all or substantially all of the Collateral; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

Section X.2	Notices, Etc.  Except as otherwise provided in Section 3.3
hereof, all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, (i) if to the Borrower, at its address at 1000 Elm Street, Manchester, New Hampshire 03105 (telecopy no. (603) 669-
2438), Attention: Treasurer, with a copy to Northeast Utilities Service Company at its address at 107 Selden Street, Berlin, Connecticut 06037 (telecopy no. (203) 665-5457), Attention: Assistant Treasurer; (ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; (iii) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; and (iv) if to the Administrative Agent, at its address at 1 Chase Plaza, New York, New York 10081, Attention: Janet Belden, with a copy to Paul Farrell at his address at 270 Park Avenue, New York, New York 10017; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, confirmed by telex answerback, telecopied or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, IV or IX shall not be effective until received by the Administrative Agent. With respect to any telephone notice given or received by the Administrative Agent pursuant to
Section 3.3 hereof, the records of the Administra-tive Agent shall be conclusive for all purposes.

Section X.3	No Waiver Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section X.4	Costs, Expenses and Indemnification.  (a)  The Borrower agrees to pay when due, in accordance with the terms hereof, all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent and CSI in connection with the preparation, negotiation, execution and delivery of the Loan Documents and the administration of the Loan Documents, the care and custody of any and all collateral, and any proposed modification, amendment, or consent relating thereto; and (ii) the Administrative Agent, CSI and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes or any other Loan Document.

(b)	Borrower hereby agrees to indemnify and   hold   each   Lender, CSI, the
Administrative Agent and their respective officers, directors, employees, professional advisors and affiliates (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or investigation or is otherwise subjected to judicial or legal process arising from any such proceeding or investigation) which any of them may incur or which may be claimed against any of them by any person or entity (except to the extent such claims, damages, losses, liabilities, costs or expenses arise from the gross negligence or willful misconduct of the Indemnified Person):

(i)	by reason of or in connection with the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance;

(ii)	in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place; or

(iii)	in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents.

(c)	The Borrower's obligations under this Section 10.4 shall survive the assignment by any Lender pursuant to Section 10.7 and shall survive as well the repayment of all amounts owing to the Lenders and the Administrative Agent under the Loan Documents and the termination of the Commitment of any Lender and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 10.4 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

Section X.5	Right of Set-off.  (a)  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.2 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 8.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, including obligations owed to such Lender as a result of a purchase of participations or otherwise, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b)	The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender, but no Lender shall be liable for the conduct of the Administrative Agent or any other Lender, and the Administrative Agent shall not be liable for the conduct of any Lender.

Section X.6	Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section X.7	Assignments and Participation.  (a)  Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement, the Notes and the Security Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it) with the prior written consent of the Borrower and the Administrative Agent to the extent the assignee thereunder is not then a Lender or an Affiliate of a Lender (each of which consents shall not be unreasonably withheld); provided, however, that
(i) each such assignment shall be of the same percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) to the extent the assignee thereunder is not then a Lender or an Affiliate of a Lender, the amount of the Commitment or Note of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the amount of such Lender's Commitment and $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof or such earlier date as the Administrative Agent may agree, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, if an Event of Default shall have occurred and be continuing a Lender may assign all or a portion of its rights and obligations without the prior written consent of the Borrower but otherwise in accordance with this Section.

(b)	By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with an Loan Document or the execution, legality, validity, enforce-ability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 6.1(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the Notes and the Security Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the Security Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement, the Notes and the Security Documents are required to be performed by it as Lender.

(c)	The Administrative Agent shall maintain at its address referred to in
Section 10.2 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)	Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit 10.07 hereto, accept such Lender Assignment, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Lender
Assignment and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Lender Assignment and shall otherwise be in substantially the form of the Exhibit 1.01A or Exhibit 1.01B hereto, as the case may be.

(e)	Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owning to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement,
(iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder, except action (A) extending the time for payment of interest on, or the final maturity of any portion of the principal amount, the Notes (B) reducing the principal amount of or the rate of interest payable on the Notes or (C) releasing or substantially all of the Collateral otherwise than in accordance with the provisions for such release contained in the Security Documents.

(f)	Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of Section 10.8, to preserve the confidentiality of any Confidential Information received by it from such Lender.

(g)	If any Lender shall have delivered a notice to the Administrative  Agent described in Section 4.3(a), (b), (c) or (f) hereof, or shall become a non-performing Lender under Section 3.4(b) hereof, and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with Section 3.4(b), the Borrower or the Administrative Agent may demand that such Lender assign in accordance with Section 10.7 hereof, to one or more assignees designated by either the Borrower or the Administrative Agent (and reasonably acceptable to the other), all (but not less than all) of such Lender's Commitment, Advances, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of a Default or an Event of Default shall be ineffective without the consent of the Majority Lenders. If, within 30 days following any such demand by the Administrative Agent or the Borrower, any such assignee so designated shall fail to tender such assignment on terms reasonably satisfactory to the Lender, or the Borrower and the Administrative Agent shall have failed to designate any such assignee, then such demand by the Borrower or the Administrative Agent shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to tender such assignment forthwith, if such assignee (1) shall agree to such assignment in substantially the form of the Lender Assignment and (2) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent).

(h)	Anything in this Section 10.7 to the contrary notwithstanding, any
Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

Section X.8	Confidentiality.  In connection with the negotiation and
administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Administrative Agent and the Lenders (each, a "Recipient") written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or (iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable.

Section X.9	Certain Authorizations and Consent.  Each Bank by its
acceptance hereof, and each other Lender by its execution and delivery of the Lender Assignment pursuant to which it became a Lender, consents to, authorizes, ratifies and confirms in all respects:

(i)	the execution, delivery, acceptance and performance by the
Administrative Agent and by the Collateral Agent of the Collateral Agency Agreement, as the same may be from time to time amended in accordance with the terms thereof;

(ii)	the execution, delivery and acceptance by the Collateral Agent of, and the taking by the Collateral Agent of all actions under, the Security Documents, as the same may be from time to time amended in accordance with
Section 10.1 hereof, and any and all documents that may from time to time after the date hereof constitute Security Documents; and

(iii) that upon the Closing hereunder, the Collateral Agency Agreement shall supersede the Existing Collateral Agency Agreement;

the execution and delivery of this Agreement by such Bank, or the execution and delivery of such Lender Assignment by such Lender, as the case may be, constituting (without further act or deed) such Bank's or Lender's, as the case may be, acceptance and approval of, and agreement to the terms of, the Collateral Agency Agreement and the other Security Documents.

Section X.10	WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT,
AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

Section X.11	Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders and the Administrative Agent each (i) irrevocably submits to the jurisdiction of any New York State Court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any court.

Section X.12	Relation of the Parties; No Beneficiary.  No term, provisions or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

Section X.13	Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which wen so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PUBLIC SERVICE COMPANY OF  NEW HAMPSHIRE

By
   Name: /s/David R. McHale
   Title: Assistant Treasurer

THE CHASE MANHATTAN BANK
   as Administrative Agent

By
   Name:  /s/Paul V. Farrell
   Title: Vice President

Commitment	Lender

$7,500,000.00	THE CHASE MANHATTAN BANK
By
  Name:  /s/Paul V. Farrell
  Title: Vice President

Commitment	Lender

$6,666,666.66	BANK OF AMERICA
By
  Name:  /s/ R. Vernon Howard, Jr.
  Title: Managing Director

Commitment	Lender

$6,666,666.66	CITIBANK, N.A.
By
Name: /s/Robert J. Harrity, Jr.
 Title: Managing Director
Commitment	Lender

$6,666,666.66	CREDIT LYONNAIS,
     NEW YORK BRANCH
By
   Name:  /s/Alan Sidrane
   Title: Senior Vice President

Commitment	Lender

$6,666,666.66	THE LONG-TERM CREDIT BANK OF
   JAPAN, LIMITED, NEW YORK BRANCH
By
   Name:  /s/Hiroshi Kitada
   Title:  Deputy General Manager

Commitment	Lender

$3,333,333.34	FLEET NATIONAL BANK

By
   Name: /s/Daniel Butler
   Title: Vice President

Commitment	Lender

$3,333,333.34	THE FUJI BANK, LIMITED,
    NEW YORK BRANCH

By
   Name: /s/Raymond Ventura
   Title: Vice President and Manager

Commitment	Lender

$3,333,333.34	THE INDUSTRIAL BANK OF JAPAN
    TRUST COMPANY
By
   Name:  /s/John Dippo
   Title: Senior Vice President

Commitment	Lender

$3,333,333.34	MELLON BANK, N.A.
By
  Name:  /s/Kurt L. Hewett
  Title: Vice President
Commitment	Lender

$3,333,333.34	THE NIPPON CREDIT BANK, LTD.
By
  Name: /s/Koichi Sunagawa
  Title:  Representative

Commitment	Lender

$6,666,666.66	CIBC INC.
By
  Name:  /s/Denis P. O'Meara
  Title: Executive Director

Commitment	Lender

$6,666,666.66	TORONTO DOMINION (TEXAS), INC.

By
  Name:  /s/Debbie A. Greene
  Title: Vice President

Commitment	Lender

$2,500,000.00	BARCLAYS BANK PLC
By
 Name:  /s/Sydney G. Dennis
 Title: Director

Commitment	Lender

$2,500,000.00	THE FIRST NATIONAL BANK OF
        		  CHICAGO

By
  Name:  /s/Madeleine N. Pember
  Title: Assistant Vice President

Commitment	Lender

$3,333,333.34	THE YASUDA TRUST AND BANKING
  		COMPANY, LIMITED, NEW YORK BRANCH
By
  Name:  /s/ Rohn Laudenschlager
  Title: Senior Vice President

Commitment	Lender
$2,500,000.00	THE FIRST NATIONAL BANK OF BOSTON
By
  Name:  /s/Michael M. Parker
  Title: Managing Director